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Exhibit 10.10

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 16th day of April 2004, by and among LEESPORT FINANCIAL CORP., a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610 ("Leesport"), LEESPORT BANK, a Pennsylvania banking institution having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610 ("Leesport Bank"), and VITO A. DELISI, an adult individual ("Employee").

Background

        1.     Employee is serving as President and Chief Executive Officer of The Madison Bank ("Madison Bank"), a Pennsylvania banking institution and a wholly owned subsidiary of Madison Bancshares Group, Ltd. ("Madison"), pursuant to an employment agreement, dated January 1, 2004 (the "Madison Employment Agreement").

        2.     Madison has entered into an agreement and plan of merger (the "Merger Agreement") with Leesport, dated the date hereof (the "Merger Agreement"), providing, among other things for the merger of Madison with and into Leesport, with Leesport as the surviving entity, and the subsequent merger of Madison Bank with and into Leesport Bank, with Leesport Bank as the surviving entity. Defined terms used herein but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        3.     Leesport and Employee desire that Employee continue his employment with Leesport Bank after the Merger as President of the Madison Bank Division of Leesport Bank. In connection therewith, Leesport and Employee have agreed that (i) Employee shall receive the payment provided in Section 20 of this Agreement in complete satisfaction of any amounts due and owing to Employee under the Madison Employment Agreement as a result of the Merger, (ii) the Madison Employment Agreement shall be terminated on the Effective Date without further obligations thereunder by any of the parties to the Madison Employment Agreement and (iii) Employee shall continue his employment with Leesport Bank on and after the Effective Date on the terms and conditions set forth herein.

        4.     Employee agrees to accept employment with Leesport Bank on the terms and conditions set forth herein.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

        1.    Incorporation of Background.    The Background provisions set forth above are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.

        2.    Employment.    Leesport Bank hereby employs Employee, and Employee hereby accepts employment with Leesport Bank, as of the Effective Time of the Merger on the terms and conditions set forth in this Agreement.

        3.    Duties of Employee.    Employee shall perform such duties as an officer of Leesport Bank as may be assigned to Employee from time to time by the Board of Directors or the Chief Executive Officer of Leesport Bank, commensurate with his position as head of a major division of Leesport Bank. Employee shall be employed as an Executive Vice President of Leesport Bank and President of the Madison Bank Division of Leesport Bank to be established in accordance with the provisions of the Merger Agreement, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Leesport Bank. Employee shall report directly to the Chief Executive Officer of Leesport Bank. Employee shall devote his full business time, attention and energies to the business of

Leesport Bank during the Employment Period (as defined in Section 4 hereof); provided, however, that this Section 3 shall not be construed as preventing Employee from engaging in any of the following activities provided that they do not unreasonably interfere with the performance of Employee's duties under this Agreement: (a) investing Employee's personal assets; (b) performing volunteer work for civic and charitable institutions; (c) serving on the boards of directors of non-profit organizations or, with the prior consent of the Chief Executive Officer of Leesport Bank, serving on the boards of directors of for-profit organizations that do not compete with Leesport, Leesport Bank or any of their affiliates; or (d) being involved in any other activity with the prior approval of the Chief Executive Officer of Leesport Bank, which approval shall not be unreasonably withheld.

        4.    Term of Agreement.

          (a)   This Agreement shall be for a period (the "Employment Period") commencing on the Effective Date and ending on December 31, 2007; provided, however, that the Employment Period shall be automatically extended on January 1, 2008 and on the same date of each subsequent year thereafter (the "Annual Renewal Date") for a period ending one (1) year from each Annual Renewal Date unless Leesport Bank or Employee provides written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period. The term Employment Period shall include any renewals or extensions of the Employment Period.

          (b)   Notwithstanding the provisions of Section 4(a) hereof, this Agreement shall terminate automatically for Cause (as hereinafter defined) upon written notice from the Chief Executive Officer of Leesport Bank to Employee. As used in this Agreement, "Cause" shall mean any of the following:

            (i)    Employee's conviction of or plea of guilty or nolo contendere to a felony or a crime of falsehood involving Leesport or Leesport Bank, or the actual incarceration of Employee for a period of at least thirty (30) days relating to such matters;

            (ii)   Employee's willful failure to perform his material duties hereunder (other than a failure resulting from Employee's incapacity because of physical or mental illness) after receipt of written notice, setting forth with particularity the allegations of such failure, from Leesport Bank and a failure to cure such violation within thirty (30) days of such notice, unless it is apparent under the circumstances that Employee is unable to cure such violation, which failure results in material injury to Leesport, Leesport Bank or any of their subsidiaries or affiliates, monetarily or otherwise;

            (iii)  fraud or gross negligence on the part of Employee in the performance of his duties which results in material injury to Leesport, Leesport Bank or any of their subsidiaries or affiliates, monetarily or otherwise;

            (iv)  disparaging material public statements by Employee relating to Leesport, Leesport Bank or any of their subsidiaries or affiliates;

            (v)   Employee's breach of fiduciary duty involving personal profit; or

            (vi)  Employee's removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

        If this Agreement is terminated for Cause, Employee's rights under this Agreement shall cease as of the effective date of such termination, except that Employee shall be entitled to all accrued compensation and benefits as of the effective date of termination (including, without limitation, Annual Base Salary, vacation and expense reimbursement but excluding any pro-rated bonus) as of the effective date of termination.

          (c)   Notwithstanding the provisions of Section 4(a) hereof, this Agreement shall terminate automatically upon Employee's voluntary termination of employment (other than in accordance with Section 6 hereof), retirement at Employee's election, or Employee's death, and Employee's rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Employee's election, or death; provided, however, that, if Employee dies after Employee delivers a Notice of Termination (as defined in Section 6(a) hereof), the amounts provided for in Section 7 shall remain payable and the provisions of Section 15(b) hereof shall apply.

          (d)   Notwithstanding the provisions of Section 4(a) hereof, this Agreement shall terminate automatically upon Employee's disability and Employee's rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Employee becomes disabled after Employee delivers a Notice of Termination, Employee shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 7 hereof. For purposes of this Agreement, "disability" shall mean Employee's incapacitation by accident, sickness or otherwise which renders Employee mentally or physically incapable of performing the services required of Employee for the entire period of six (6) consecutive months as determined by a physician selected by Leesport and reasonably satisfactory to Employee. During the six-month period referred to in the preceding sentence in which Employee shall be mentally or physically incapable of performing the services required of Employee prior to a termination for disability, Employee shall be entitled to continue to receive the salary, benefits and other compensation provided in Section 5 hereof.

          (e)   Employee agrees that, in the event his employment under this Agreement terminates for any reason, Employee shall concurrently resign as a director of Leesport, Leesport Bank or any of their subsidiaries or affiliates, if he is then serving as a director of any such entities.

        5.    Employment Period Compensation and Benefits.

          (a)    Salary.    For services performed by Employee under this Agreement, Leesport Bank shall pay Employee an annualized base salary in the aggregate amount of Two Hundred Thirty-Five Thousand Dollars ($235,000.00) per year during the Employment Period ("Annual Base Salary"), payable at the same times as salaries are payable to other Employee employees of Leesport Bank. Leesport Bank may, from time to time, increase (but may not decrease) Employee's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors or any committee of the Board of Directors of Leesport Bank in the resolutions authorizing such increase.

          (b)    Bonus.    For services performed by Employee under this Agreement, Employee shall be entitled to participate in the incentive bonus program in effect from time to time for officers and employees of Leesport on the same basis as similarly situated officers of Leesport Bank. The payment of any such bonus in any year shall not reduce or otherwise affect any other obligation to Employee provided for under this Agreement.

          (c)    Vacation.    During the term of this Agreement, Employee shall be entitled to paid annual vacation in accordance with the policies established for senior Employees of Leesport Bank, which currently is four (4) weeks paid vacation per year. Employee shall not be entitled to receive any additional compensation from Leesport Bank for failure to take a vacation, nor shall Employee be able to accumulate unused vacation time from one year to the next, except to the extent specifically authorized by the Board of Directors of Leesport Bank.

          (d)    Employee Benefit Plans.    During the term of this Agreement, Employee shall be entitled to participate in and receive the benefits of any employee benefit plan available from time to time to employees who are officers of Leesport Bank; provided, however, that nothing contained herein shall be construed as prohibiting Leesport, Leesport Bank or any other subsidiary of Leesport from eliminating or limiting a plan or benefit provided that such elimination or limitation is applicable to all officer employees generally. Employee shall receive past service credit for service under the employee benefit plans of Madison for purposes of determining Employee's eligibility and any vesting requirements under any plans of Leesport. Employee shall also receive a waiver of all waiting periods and pre-existing condition exclusions under any Leesport plan to the extent permitted under the terms of the applicable plan. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 5(a) hereof.

          (e)    Stock Options.    On the Effective Date of the Merger, the Employee shall be granted five thousand (5,000) incentive stock options under Leesport's 1998 Employee Stock Incentive Plan, as amended (the "Stock Option Plan"). Such options shall be granted with an exercise price equal to fair market value of a share of Leesport common stock on the Effective Date of the Merger, shall vest ratably over a period of three (3) years from the date of grant and shall otherwise be subject to the terms and conditions of the Plan. Employee shall be eligible to participate in Leesport's stock option plans and programs in effect from time to time and will be eligible for consideration for grants under such plans for calendar years commencing January 1, 2005, and thereafter, on the same basis as other officers of Leesport Bank.

          (f)    Automobile Allowance.    During the Employment Period, Employee shall be entitled to receive a monthly automobile allowance of One Thousand Dollars ($1,000.00) to cover all expenses, including lease payments, fuel, maintenance and other operating expenses, of an automobile for use in connection with Employee's duties hereunder.

          (g)    Split-Dollar Life Insurance Program.    After the Effective Date, Leesport shall continue to maintain the split-dollar life insurance plan arrangement referenced in Section 2.4 of the Madison Employment Agreement on the same terms and conditions.

          (h)    Country Club.    During the Employment Period, Leesport Bank shall reimburse the Employee or otherwise pay for membership dues and all reimbursable business-related expenses associated with the Employee's membership in the Plymouth Country Club in accordance with Leesport's expense reimbursement policies in effect from time.

          (i)    Business Expenses.    Leesport Bank shall reimburse the Employee or otherwise pay for all reasonable expenses incurred by the Employee in furtherance of or in connection with the business of Leesport Bank or Leesport in accordance with Leesport's expense reimbursement policies in effect from time to time.

        6.    Termination of Employment Following Change in Control.

          (a)   If a Change in Control (as defined in Section 6(b) hereof) shall occur and if thereafter at any time during the term of this Agreement there shall be:

            (i)    an involuntary termination of the Employee's employment, other than an involuntary termination permitted in Sections 4(b) and 4(d);

            (ii)   a material reduction in the Employee's duties or responsibilities as the same existed immediately prior to public announcement of a transaction involving an actual or potential Change in Control, or as the same may be increased thereafter;

            (iii)  a reduction in the Employee's base compensation below a level that was in effect immediately prior to the public announcement of an actual or potential Change in Control, or as may be increased thereafter;

            (iv)  the failure to provide the Employee with a total compensation package (salary, welfare and pension benefits, stock options and a bonus plan evaluated on the basis of bonus potential) reasonably comparable to the compensation package provided to the Employee immediately prior to the public announcement of an actual or potential Change in Control, or as may be increased thereafter;

            (v)   the reassignment of the Employee to a principal office which is more than thirty-five (35) miles from the Employee's primary residence as of the date of the public announcement of an actual or potential Change in Control; or

            (vi)  any material breach of this Agreement by Leesport or Leesport Bank, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Employee.

then, at the option of Employee, exercisable by Employee within one hundred twenty (120) days of the occurrence of any of the foregoing events, Employee may resign from employment with Leesport Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to Leesport and Leesport Bank and the provisions of Section 7 of this Agreement shall apply.

          (b)   As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following:

            (i)    any "person" (as such term is used for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof), other than Leesport, a subsidiary of Leesport, or an employee benefit plan of Leesport or a subsidiary of Leesport (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Leesport representing more than 24.9% of (A) the combined voting power of Leesport's then outstanding stock and securities or (B) the aggregate number of shares of Leesport's then outstanding common stock;

            (ii)   the occurrence of a sale of all or substantially all of the assets of Leesport or Leesport Bank to an entity which is not a direct or indirect subsidiary of Leesport;

            (iii)  the occurrence of a reorganization, merger, consolidation or similar transaction involving Leesport, unless (A) the shareholders of Leesport immediately prior to the consummation of any such transaction initially thereafter own securities representing at least a majority of the voting power of the surviving or resulting corporation and (B) the directors of Leesport immediately prior to the consummation of such transaction initially thereafter represent at least a majority of the directors of the surviving or resulting corporation;

            (iv)  a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for Leesport or Leesport Bank;

            (v)   during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Leesport cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

            (vi)  the occurrence of any other event which is irrevocably designated as a "change in control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Leesport.

        7.    Rights in Event of Termination of Employment Following Change in Control.

          (a)   In the event that Employee delivers a Notice of Termination to Leesport and Leesport Bank, Employee shall be absolutely entitled to receive the compensation determined in the manner set forth below:

            (i)    Leesport or Leesport Bank shall make (or cause to be made) a lump-sum cash payment to Employee no later than thirty (30) days following the date of such termination in an amount equal to the greater of (A) two (2) times the sum of (i) Employee's then Annual Base Salary and (ii) the average of the amount(s) paid to him (or otherwise accrued) annually under Section 5(b) during the Employment Period or (B) the present value of the series of payments that would be made to him, pursuant to Section 8(a)(i), if his termination were governed by Section 8.

            (ii)   For purposes of Section 7(a)(i) hereof, the present value of each payment described in Clause (B) of Section 7(a)(i) shall be determined using the relevant "applicable federal rate(s)" in effect under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), on the date of Employee's termination of employment.

            (iii)  In no event shall the termination payment otherwise required under this section be made to the extent it would trigger a reduction in tax deductions under Code Section 280G. If Code Section 280G would apply to such payment when made, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions. If Code Section 280G would become applicable to the termination payment after it is made, Employee shall be obligated to repay such amount as may be necessary to avoid such application, determined as provided in the last sentence of Section 8(a) hereof.

          (b)   Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment provided for in this Section 7 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

        8.    Rights in Event of Termination of Employment Absent Change in Control.

          (a)   Provided that no Change in Control shall have occurred at the date of termination, in the event that Employee's employment is terminated by Leesport Bank other than for death, disability or Cause or Employee terminates his employment for Good Reason (as hereinafter defined), Leesport or Leesport Bank shall: (i) pay (or cause to be paid), in the aggregate, to Employee in cash, an amount equal to the sum of (A) Employee's Annual Base Salary in effect on the date of termination and (B) the average of the amount(s) paid to him (or otherwise accrued) annually under Section 5(b) during the Employment Period, divided in each case by the number of pay periods during a year, for the greater of (1) a period of twelve (12) months or (2) the remainder of the then existing Employment Period, paid at the same intervals as the salary is payable under Section 5(a) hereof; and (ii) maintain and provide to the Employee, at no cost to the Employee, for a period ending at the earliest of (A) the expiration of twelve (12) months from the Employee's last day of active employment, (B) the date of the Employee's full-time employment by another employer, (C) the date Employee receives medical benefit coverage equivalent to that provided to Employee on the date of termination from another entity which has engaged Employee to perform services, or (D) the Employee's death, medical benefits coverage for the Employee which the Employee would have been entitled to receive had his employment with Leesport Bank continued throughout such period.

          (b)   Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. The amount of payments provided for in this Section 8 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)   The amounts payable pursuant to this Section 8 shall constitute Employee's sole and exclusive remedy in the event of involuntary termination of Employee's employment in the absence of a Change in Control.

          (d)   As used in this Agreement, "Good Reason" shall mean: (i) the material reduction in Employee's duties, responsibilities or authority or a change in titles (except that a change in title relating to Employee's status as President of The Madison Bank Division of Leesport Bank at any time that such Division is no longer maintained by Leesport as permitted by the terms of the Merger Agreement shall not constitute an event of Good Reason hereunder); (ii) a reduction by Leesport Bank or Leesport in Employee's Annual Base Salary or in other benefits, in the aggregate, payable to the Employee hereunder (except that a reduction in benefits permitted by Section 5(d) of this Agreement shall not be considered of purposes of determining whether an event of Good Reason has occurred hereunder); (iii) Leesport Bank or Leesport's failure to pay the Employee any amounts otherwise vested and due hereunder or under any plan or policy of the Leesport Bank or Leesport; or (iv) a relocation of the Employee's primary place of employment, without the Employee's expressed written approval, to a location more than twenty (20) miles from the location at which the Employee performed his duties as of the date of this Agreement (except that a relocation of the Employee's primary place of employment to Leesport's corporate headquarters at such time in order for the Employee to accept a position of increased responsibilities, provided that such location is not more than seventy (70) miles from the location at which the Employee performed his duties as of the date of this Agreement, shall not constitute an event of Good Reason hereunder).

        9.    Covenant Not to Compete or Solicit.

          (a)   Employee hereby acknowledges and recognizes the highly competitive nature of the business of Leesport, Leesport Bank and their subsidiaries and affiliates and accordingly agrees that, during the Employment Period and for a period of one (1) calendar year following termination of Employee's employment (except that this Section 9 shall not apply if Leesport or Leesport Bank terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason), Employee shall not:

            (i)    be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than five percent (5%) of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) industry or (2) any other activity in which Leesport, Leesport Bank or any of their subsidiaries or affiliates is engaged (and in which Employee is also engaged) during the Employment Period, with a 25-mile radius of any branch office of Leesport Bank (the "Non-Competition Area"); or

            (ii)   provide financial or other significant assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) industry or (2) any other activity in which Leesport, Leesport Bank or any of their subsidiaries or affiliates is engaged (and in which Employee is also engaged) during the Employment Period, in the Non-Competition Area; or

            (iii)  solicit any person, firm, corporation, or enterprise who or which at any time during the Employment Period was a customer of Leesport, Leesport Bank or any of their subsidiaries or affiliates for the purpose of providing them with products or services competitive with those provided by any of such entities; or

            (iv)  solicit or hire any employees of Leesport, Leesport Bank or any of their subsidiaries or affiliates or induce any of such employees to terminate their employment relationship with Leesport, Leesport Bank or any of such subsidiaries or affiliates.

          (b)   It is expressly understood and agreed that, although Employee and Leesport and Leesport Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving the good will and other proprietary rights of Leesport, Leesport Bank and their subsidiaries and affiliates, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

        10.    Unauthorized Disclosure.    During the term of his employment hereunder, or at any later time, Employee shall not, without the written consent of the Board of Directors of Leesport, the Chief Executive Officer of Leesport or a person authorized by any of them, knowingly disclose to any person, other than an employee of Leesport or Leesport Bank, or any of their respective subsidiaries or affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Leesport Bank, any material confidential information obtained by him while in the employ of Leesport Bank with respect to any of Leesport's, Leesport Bank's and their subsidiaries' and affiliates' services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Leesport, Leesport Bank or any of their subsidiaries or affiliates; provided, however, that confidential and proprietary information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Leesport, Leesport Bank or any of their subsidiaries or affiliates, or any information that must be disclosed as required by law or legal process.

        11.    Notices.    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee's residence, in the case of notices to Employee, and to the principal Employee offices of Leesport and Leesport Bank, in the case of notices to Leesport and Leesport Bank.

        12.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board of Directors of Leesport or Leesport Bank. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        13.    Assignment.    This Agreement shall not be assignable by any party, except by Leesport and Leesport Bank to any successor in interest to their respective businesses.

        14.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

        15.    Successors, Binding Agreement.

          (a)   Leesport and Leesport Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Leesport and Leesport Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Leesport and Leesport Bank would be required to perform it if no such succession had taken place. Failure by Leesport and Leesport Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Sections 4, 6 and 7 of this Agreement shall apply. As used in this Agreement, "Leesport" and "Leesport Bank" shall mean Leesport and Leesport Bank as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b)   This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after either a Notice of Termination is delivered by Employee, or following termination of Employee's employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee, or, if there is no such designee, to Employee's estate.

        16.    Arbitration.    Leesport, Leesport Bank and Employee recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution in a location mutually agreed to by Leesport and Employee, or, in the absence of such agreement, Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rule"). Leesport and Leesport Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Leesport, Leesport Bank and Employee, may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Leesport, Leesport Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

        17.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        18.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        19.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        20.    Effective Date; Change in Control Payment; Termination of Madison Employment Agreement and Prior Severance Agreements.    This Agreement shall become effective only at the Effective Time of the

Merger. Prior to the Effective Time, neither Leesport, Leesport Bank, nor any of their respective subsidiaries or affiliates shall have any obligation to Employee hereunder or otherwise. Effective at the Effective Time of the Merger, the Madison Employment Agreement, and any other agreement, arrangement or understanding between Employee and Madison relating to Employee's employment or compensation, shall terminate and be of no further force and effect. Notwithstanding the preceding sentence, on the Closing Date, Employee shall receive, in complete satisfaction of any rights of Employee under the Madison Employment Agreement or any other agreement, arrangement or understanding with Madison (including without limitation Section 3.5 of the Madison Employment Agreement), a lump-sum cash payment in the amount of Six Hundred Fifty-Two Thousand Six Hundred Fifty Dollars ($652,650.00) or such lesser amount as may be necessary such that such payment, together with all other amounts or benefits provided to or on behalf of Employee in connection with the Merger would not result in the reduction of tax deductions under Code Section 280G.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEESPORT FINANCIAL CORP.
By:
Name: Raymond H. Melcher, Jr. Title: Chairman, President and Chief Executive Officer
ATTEST:
By:
Name: Jenette L. Eck Title: Secretary
"Leesport"
LEESPORT BANK
By:
Name: Raymond H. Melcher, Jr. Title: Chairman, President and Chief Executive Officer
ATTEST:
By:
Name: Jenette L. Eck Title: Secretary
"Leesport Bank"
WITNESS:
(SEAL)
Vito A. DeLisi
"Employee"

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EMPLOYMENT AGREEMENT